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Exhibit 99.2

FIELDSTONE INVESTMENT CORPORATION

COMPENSATION COMMITTEE CHARTER

Purpose

        The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Fieldstone Investment Corporation (the "Company") discharges the Board's responsibilities relating to the compensation of the Company's directors and executive officers and approval and implementation of the Company's incentive-compensation plans, retirement and benefit plans and equity-based plans. The Compensation Committee also shall be responsible for preparing a report on executive compensation for inclusion in the Company's annual meeting proxy statement.

Compensation Committee Membership

        The Compensation Committee shall consist of no fewer than three members of the Board. Members of the Compensation Committee shall be appointed, and the Chairman of the Compensation shall be designated from among such members, by the Board upon the recommendation of the Company's Governance and Nominating Committee and may be removed by the Board. All members of the Compensation Committee shall meet the independence requirements of the NASDAQ Stock Market, Inc., Section 10 A (m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and all rules promulgated by the Securities and Exchange Commission (the "SEC") and be a "Non-Employee Director" for purposes of SEC Rule 16b-3 and be an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. For the NASDAQ Stock Market, Inc., directors satisfying the independence requirement are those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise "independent" under the rules of the NASDAQ Stock Market, Inc.

Compensation Committee Structure and Operations

        The Chairman of the Compensation Committee shall be responsible for leadership of the Compensation Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Compensation Committee to the Board at its next regularly scheduled meeting following the meeting of the Compensation Committee.

        In the event of a tie vote on any issue, the chairperson's vote shall decide the issue. The Compensation Committee shall meet at least twice a year, in conjunction with regularly scheduled meetings of the Board, at regularly scheduled times and places determined by the Compensation Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Compensation Committee or its chairperson. Members of the Compensation Committee may participate in a meeting of the Compensation Committee by means of conference call or similar communications equipment provided all persons participating in the meeting can hear each other.

Compensation Committee Powers, Authority, Duties and Responsibilities

1.
The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of directors' and executive officers' compensation and shall have the sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall have authority to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

2.
The Compensation Committee shall, at least annually, review and approve corporate goals and objectives relevant to compensation of the Company's CEO and President, evaluate the performance of the CEO and President in light of those goals and objectives and have the sole authority to determine the compensation level based on this evaluation and in accordance with any applicable employment agreement. In determining the long-term incentive component of the CEO and President's compensation, the Compensation Committee will consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs or Presidents, as applicable, at comparable companies, the awards given to the CEO or President, as applicable, in past years and such other matters as it deems relevant. The CEO and President may not be present during voting or deliberations conducted pursuant to or with respect to the subject matter of this paragraph.

3.
The Compensation Committee shall, at least annually, review and approve, for all other executive officers of the Company, (a) each such executive's employment agreement, including any amendments thereto (b) the annual base salary amount, (c) the annual bonus payment, as calculated in accordance with the each such executive's employment agreement, including any amendments thereto, (d) any long-term incentive compensation, (e) any amendments to such executive's employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable, and (f) any prerequisites, special or supplemental benefits, all in accordance with applicable law, rules and regulations, and to the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Exchange Act, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended.

4.
The Compensation Committee shall, at least annually and in consultation with the Governance and Nominating Committee, review and make recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation and benefits as the Compensation Committee may consider appropriate, all in accordance with applicable law, rules and regulations, and to the extent appropriate or necessary to comply with any federal securities or tax law requirements.

5.
The Compensation Committee shall develop, approve and maintain a succession plan for the CEO and for all other executive officers of the Company. Succession planning will include policies, procedures and principles for selection, performance review and succession in the event of an emergency or retirement, of the CEO or other executive officer of the Company.

6.
The Compensation Committee shall implement the Company's incentive compensation plans and equity-based plans, including, but not limited to, (a) approving stock option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable

7.
The Compensation Committee shall approve issuances under, or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel nonqualified plan pursuant to which a director, officer, employee or consultant will acquire stock or options.

8.
The Compensation Committee shall approve issuances under, or any material amendment of, any stock option or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement material to the individual's entering into employment with the Company, will acquire stock or options.

9.
The Compensation Committee shall, in consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company's policies on structuring compensation programs to preserve tax deductibility, and, as an when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

10.
The Compensation Committee shall review and approve any severance or similar termination payments proposed to be made to any current or former executive officer of the Company.

11.
The Compensation Committee shall, at least annually, assess the desirability of proposing, and make recommendations to, the Board with respect to any new incentive-compensation plan or equity-based plan and any increase in shares reserved for issuance under existing plans.

12.
The Compensation Committee shall prepare a report on executive compensation for inclusion in the Company's annual meeting proxy statement in accordance with applicable rules and regulations promulgated by the Securities and Exchange Commission.

13.
The Compensation Committee may delegate its authority to members as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken by him or her to the whole Compensation Committee at its next regularly scheduled meeting. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) "Non-Employee Directors" for the purposes of Rule 16b-3 under the Exchange Act, and (ii) "outside directors" for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

14.
The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any change or modification of this Charter to the Board for its approval.

15.
The Compensation Committee shall annually review its own performance as compared to the requirements of this Charter, which evaluation shall compare the performance of the Compensation Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Compensation Committee's Charter deemed necessary or desirable by the Compensation Committee. The performance evaluation by the Compensation Committee shall be conducted in such manner as the Compensation Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Compensation Committee or any other member of the Compensation Committee designated by the Compensation Committee to make this report.

16.
The Compensation Committee shall report to the Board on a regular basis, and not less than once per year.

17.
The Compensation Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board relating to the Company's compensation programs and shall have the resources and authority appropriate to discharge its duties and responsibilities without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority shall be vested solely in the Compensation Committee.

        Adopted by the Board of Directors on May 4, 2004.

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FIELDSTONE INVESTMENT CORPORATION COMPENSATION COMMITTEE CHARTER